Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-212107 of our reports dated March 3, 2016, relating to the financial statements of Par Pacific Holdings, Inc., and the effectiveness of Par Pacific Holdings, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2015, and to the reference to us under the heading “Experts” in the Prospectus, which is a part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 16, 2016